Exhibit 10.49

MANAGEMENT AGREEMENT

BETWEEN

PETRO TRUCKSTOPS, INC.

AND

PETRO STOPPING CENTERS, L.P.,

Dated as of March 9, 2007

MANAGEMENT AGREEMENT

This AGREEMENT is made as of the 9th day of March, 2007, between PETRO TRUCKSTOPS, INC., a corporation, organized under the laws of the State of Delaware, with offices located at 6080 Surety Drive, El Paso, Texas 79905 (“PTI”), and PETRO STOPPING CENTERS, L.P., a limited partnership organized under the laws of the State of Delaware, with offices at 6080 Surety Drive, El Paso, Texas 79905 (“Petro”).

WHEREAS, PTI leases the land and improvements of the Petro Stopping Center in Egan, Louisiana (the AEgan Facility@), less and except those parcels of property upon which are located the truck scales, said Egan Facility being located on the real property more particularly described on Exhibit A attached hereto and made a part hereof;

WHEREAS, Petro is in the business of owning and operating auto/truck travel centers (known and referred to herein as APetro Stopping Centers@), in various parts of the United States; and

WHEREAS, PTI has determined to contract the management of the Egan Facility to Petro.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and subject to the terms and conditions hereof, PTI hereby engages and contracts with Petro, and Petro agrees to serve as the manager of the Egan Facility on the terms and conditions hereinafter set forth.

SECTION 1. DUTIES OF PETRO

During the term of this Agreement, Petro agrees, and PTI hereby grants to Petro, the exclusive right, to manage, supervise and direct the operation of the Egan Facility, as agent of PTI, as follows:

1.1 Operations. Petro shall operate the Egan Facility in accordance with the standards and policies with which it operates the Petro Stopping Centers owned and operated by it, provide such services and products as are customarily provided by Petro in its operation of the Petro Stopping Centers, and consult with PTI and keep PTI advised as to all major decisions as set forth in Section 1.13 affecting the operations of the Egan Facility. Petro, at PTI=s expense, shall have sole discretion in the operation, direction, and management of the Egan Facility, including, without limitation, the personnel policies, credit policies (including the execution of agreements with credit and charge card organizations), terms of purchases including all fuel purchases, charges for services and products, purchasing of operating equipment, maintenance of the Egan Facility, repairs to and replacements of furnishings and equipment, the institution of such legal proceedings as are necessary in connection with the operation of the Egan Facility, and all phases of advertising, promotion and publicity relating to the Egan Facility.

1.2 Management of Egan Facility Personnel.

(a) Petro shall hire, promote, discharge and supervise all employees and/or independent contractors of the Egan Facility and employ, pay at PTI=s expense, supervise and discharge all employees and personnel necessary for the operation of the Egan Facility. Petro shall, in hiring all management staff and other operating and service employees for the Egan Facility, use or cause to be used reasonable care to select qualified, competent and trustworthy employees. Petro shall be responsible for acting and have authority to act on behalf of itself or PTI in any dealings which may be necessary with any labor union or other employee bargaining organization representing or seeking to represent any employees of the Egan Facility.

(b) All management personnel and employees employed in the operation of the Egan Facility shall be employees of Petro, and shall be under the control of Petro in accordance with the programs and policies of Petro from time to time. Petro shall pay the compensation, at PTI=s expenses, including salary and benefits, payable with respect to these employees. Petro shall be responsible for all required state and federal tax reporting, withholding, disbursements and other record keeping functions incidental to the employment of the employees of the Egan Facility.

1.3 Negotiation of Leases, Licenses, Franchises, Concessions and Other Contracts. Petro shall negotiate leases, licenses, franchises, concession and all other agreements and contracts incidental or deemed appropriate by Petro in the operation of the Egan Facility, consistent with the actions that Petro takes in similar circumstances in connection with the “Petro Stopping Centers” it owns and operates. All such agreements and contracts shall be in Petro’s name, either in its own right or as agent for PTI, shall be executed and delivered by Petro, and shall be performed by Petro as agent for PTI at PTI=s expense.

1.4 Utilities, Services, Etc. Petro shall enter into contracts and agreements in the name of Petro or PTI, and at PTI=s expense, for the furnishing to the Egan Facility of utilities and services, including, but not limited to, electricity, gas, water, steam, telephone, cleaning, vermin exterminators, scales and boiler maintenance, air conditioning maintenance, dry cleaning service, and any other utilities, services and concessions, including security services, which are customarily provided or entered into by Petro incidental to its ownership and operation of “Petro Stopping Centers” owned and operated by Petro.

1.5 Procurement. Petro shall have sole authority to make and execute, or supervise and have control over the making and execution of, all decisions concerning the acquisition of retail and other inventory for the Egan Facility, including all fuel and other petroleum products. Petro, at PTI=s expense, shall purchase or arrange for the purchase of all inventories, provisions, furniture and equipment, and operating supplies, which, in the normal course of business, are necessary and proper to maintain and operate the Egan Facility consistent with the standards and the manner in which Petro maintains and operates the “Petro Stopping Centers” owned and operated by Petro.

1.6 Maintenance and Improvements.

(a) Petro shall make or install, or cause to be made or installed, at PTI’s expense, all necessary or desirable, upgrades, alterations, replacements, additions or improvements in and to the Egan Facility, and the furnishings and equipment, as may be determined by Petro from time to time.

(b) Petro, at PTI’s expense, shall maintain the Egan Facility in good repair and condition and in conformity with applicable laws and regulations and shall make or cause to be made such routine maintenance repairs and minor alternations, the cost of which can be expended under generally accepted accounting principles, as it, from time to time, deems necessary for such purposes, as well as all emergency or time sensitive action or repairs necessary to retain the operating integrity of the Egan Facility.

1.7 Licenses and Permits. Petro, at PTI=s expense and on a continuing basis, shall apply for and obtain and maintain in the name of Petro or PTI all licenses and permits required in connection with the management and operation of the Egan Facility. PTI agrees to execute and deliver any and all applications and other documents necessary for such licenses and permits and otherwise to cooperate to the fullest extent with Petro in applying for, obtaining and maintaining such licenses and permits.

1.8 Compliance with Laws. Petro, at PTI=s expense, shall cause all such acts and things to be done in and about the Egan Facility as shall be necessary in Petro=s opinion to comply with all laws of any kind relating to the Egan Facility. PTI agrees, throughout the term of this Agreement, at the request of Petro, shall use its best efforts to comply with all statutes, ordinances, laws, rules, regulations, orders and requirements of any federal, state or municipal government or appropriate departments, commissions, boards and officers having jurisdiction over the Egan Facility respecting the use or manner of use of the Egan Facility or the construction maintenance or operation thereof, as well as with all orders and requirements of the local board of fire underwriters or any other body which may thereafter exercise similar functions; provided, however, that PTI, at its sole expense and without cost to Petro, shall have the right to contest by proper legal proceedings the validity of any such statute, ordinance, law, rule, regulation, order or requirement. PTI may postpone compliance with any such law, ordinance, order, rule, regulation or requirement to the extent and in the manner provided by law until final determination of any proceedings. PTI shall prosecute all such proceedings with all due diligence and dispatch. Notwithstanding the foregoing, if failure to comply promptly with any statute, ordinance, law, rule, regulation, order or requirement would or could expose Petro to civil or criminal liability other than payment of civil fines of an immaterial amount, then in such event, Petro may, but shall not be obligated to, cause the same to be complied with, and such costs of compliance shall be reimbursed by PTI.

1.9 Operating Expenses Charged Against Gross Revenues. Petro shall deposit all revenues and receipts of every kind and from whatever source, derived from the operation of the Egan Facility (the AGross Revenues@) into a separate operating account which shall not be comingled with other funds of Petro. From the Gross Revenues generated by the Egan Facility, Petro shall pay all costs and expenses of the Egan Facility, including but not limited to the following, on behalf of and for the benefit of PTI:

(a) All taxes, assessments and charges of every kind which may be imposed by any governmental authority having jurisdiction, including interest thereon, unless payment thereof is being contested in good faith by PTI, at PTI’s sole expense and without cost to Petro, and provided enforcement thereof is stayed and PTI shall have given Petro written notice of such contest and stay and authorized the nonpayment thereof not less than ten (10) days prior to the date on which such tax, assessment or charge is due and payable. Additionally, PTI shall be responsible for any penalties imposed by any governmental authority unless such penalty or penalties result from the gross negligence or willful misconduct of Petro in the performance of its duties hereunder.

(b) All costs and expenses, excluding expenses related to gaming, for maintaining, operating and supervising the operation of the Egan Facility, including, without limitation, the following:

(1) The cost of all operating supplies, inventories (including fuel inventories), material, provisions, goods and services;

(2) The salaries, fringe benefits and expenses of the Egan Facility employees, including the management staff;

(3) The cost of the accounting and other professional services conducted for the Egan Facility;

(4) All costs and expenses of any separate advertising, business promotion or personnel training program of the Egan Facility;

(5) Premiums for insurance maintained pursuant to this Agreement;

(6) Legal fees arising as a result of the day-to-day operations of the Egan Facility or in order to defend or pursue the interests of the Egan Facility;

(7) The expense of the Egan Facility’s membership in any trade associations which Petro deems desirable;

(8) Costs and expenses of utilities, services and concessions at the Egan Facility;

(9) All other expenditures provided for in this Agreement or determined by Petro, including the Management Fee, or which are reasonable and necessary for the operation of the Egan Facility in accordance with the terms and conditions of this Agreement.

1.10 Financial Statements; Audits. Petro shall deliver or cause to be delivered to PTI financial statements upon request by PTI. PTI or its duly authorized agents or representatives shall have the right not more than once every six calendar months to review and conduct audits with respect to the books, records, and all other documents and materials in the possession or under the control of Petro relating to this Agreement.

1.11 Legal Proceedings.

(a) Petro shall institute, in the name of PTI and at PTI=s expense, and for the benefit of any party hereto, any and all legal actions or proceedings to collect amounts due or otherwise to enforce any and all rights of the Egan Facility against third parties. Petro shall be authorized to employ on behalf of itself or PTI such attorney or attorneys as Petro may select to represent the interest of the Egan Facility in such legal actions or proceeding, subject to the approval of PTI.

(b) Unless otherwise directed by PTI in writing, Petro may, but shall not be obligated to, take any appropriate steps to protest and/or litigate to final decision in any appropriate court or forum any alleged violation of any, order, rule or regulation affecting the Egan Facility or its operations.

1.12 Status as PTI’s Agent; Incidental Authority; Delegation by Petro.

(a) Petro is an independent contractor, and nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between PTI or any other party hereto, and/or its successors or assigns, and Petro, and/or its successors or assigns. For all acts performed under or pursuant to this Agreement, Petro shall be considered PTI’s agent.

(b) The authority granted by PTI to Petro under this Agreement for Petro to act as the manager and agent of PTI shall include the authority for Petro to take all actions and do all things and make all payments, at PTI=s expense, as shall be reasonably necessary or appropriate as an incident to the exercise by Petro of such authority in compliance with the terms and provisions of this Agreement.

(c) Petro may delegate to its own employees and independent contractors engaged by Petro in the operation of the Egan Facility the performance and observance of such of the duties and obligations of Petro under this Agreement as Petro in its reasonable judgment deems to be appropriate.

1.13 Material Decisions Requiring Approval of PTI. In addition to any other matter set forth elsewhere in this Agreement requiring the approval, agreement, or consent of PTI, the following matters shall require the advance approval of PTI (the AMaterial Decisions@), which approval shall not be unreasonably withheld, delayed or conditioned.

(a) incurring any cost or expense on behalf of PTI other than in the ordinary course of business of Egan Facility or inconsistent with the terms of this Agreement;

(b) encumbering the assets of PTI with a mortgage, deed of trust, security agreement, lien, pledge or similar obligation;

(c) selling, exchanging, or otherwise transferring any asset owned by PTI which is a part or component of the Egan Facility, other than in the ordinary course of business;

(d) settling or compromising any suit or claim concerning the Egan Facility to which PTI is a party, or confessing a judgment relating thereto, in an amount in excess of $250,000; or

(e) taking any action, the result of which is likely to cause the Egan Facility to be unable to continue to operate in the ordinary course of business.

SECTION 2. TERM

2.1 Initial Term; Renewals. The Initial Term of this Agreement shall be for a period of one (1) year (the AInitial Term@) commencing on February 26, 2007 (the ACommencement Date@). This Agreement shall automatically renew thereafter for additional terms of one (1) year each unless PTI gives Petro written notice of its intent to not renew this Agreement at least 90 days before the expiration of the primary term or any renewal term that has begun to run.

Both Petro and PTI further agree that this Agreement may be terminated at any time by either party hereto by a party giving the other party notice of its intent to terminate this agreement at least 60 days before the date that said party desires to terminate this Agreement.

In any event, this Agreement shall run co-terminus with that certain Property Lease Agreement of even date herewith by and between Petro, as Lessor and PTI, as Lessee with respect to the Egan Facility. In the event the Property Lease Agreement is terminated for any reason, this Agreement shall also automatically terminate.

SECTION 3. MANAGEMENT FEE AND REIMBURSEMENT OF EXPENSES

3.1 Management Fee. Until this Agreement is terminated as provided for in Section 8, for its services rendered under this Agreement, PTI shall pay Petro an annual management fee in the amount of $200,000 (the AManagement Fee@). The Management Fee shall be paid on a monthly basis, on the first day of each calendar month, in equal installments. The Management Fee for any partial month shall be prorated and paid based on the number of days in that month. In the event that this Agreement terminates on any date other than the anniversary of the Commencement Date, the Management Fee for any partial year shall be prorated and paid based upon the actual number of days which management services were provided prior to such termination date, based upon a 365 day year. Petro acknowledges that the Management Fee is to be payable from the net operating proceeds of the Egan Facility after the ordinary and necessary expenses of operation have been paid. In months where the net operating proceeds are not sufficient to pay the Management Fee, such unpaid Management fee shall be accrued on the books of the Egan Facility and PTI and shall be a payable to Petro when net operating proceeds permit.

3.2 Reimbursement of Expenses. In addition to the Management Fee, Petro shall be reimbursed and paid, on a current basis, for any and all costs or expenses actually paid or incured by Petro for the benefit of PTI or the Egan Facility in furtherance of Petro=s obligations hereunder. All such reimbursements shall be paid upon Petro=s delivery of invoices or other proof of payment, to PTI, in a form reasonably satisfactory to PTI.

SECTION 4. INSURANCE; NON-LIABILITY; INDEMNITY

4.1 Insurance to be Obtained on behalf of PTI. Petro, at PTI=s expense, shall obtain and maintain in full force and effect during the term of this Agreement an insurance policy or policies protecting PTI and Petro, and their officers, directors, partners, agents, affiliates and employees, against any loss due to theft, employee theft, defalcation or any other type of loss, liability, personal injury, death, property damage or expense whatsoever arising or occurring upon or in connection with the Egan Facility business, as Petro may reasonably deem necessary for the operation of the Egan Facility. Such policies shall be in Petro=s name, and PTI shall be named as an additional insured in such policy or policies, which shall contain a waiver of subrogation by Petro and its insurance carrier against PTI and Owner, where available.

(a) Liability Insurance. Petro assumes responsibility for the condition of the Egan Facility and equipment, and all property of every kind which may be at said Egan Facility during the term hereof. PTI shall not be liable to Petro or any other persons whomsoever for any injury, loss or damage to any person or property in or upon said Egan Facility, or upon the parking lot, sidewalks and drives contiguous thereto. Petro hereby covenants and agrees to assume all liability for or on account of any injury, loss or damage above described and to save Petro harmless therefrom. Petro, on behalf of PTI, shall at all times during the term of this agreement to carry public liability and property damage insurance (owner=s, landlord=s and tenant=s policy) with minimum $1,000,000 limits for the protection of Petro and PTI, all at PTI=s sole cost and expense. PTI shall be named as an additional insured in said policy and shall be furnished with a copy of said policy and a certificate certifying that said policy is in full force and effect at all times during the term of this Agreement.

(b) Worker=s Compensation Insurance. Petro agrees to provide worker=s compensation insurance on each and every employee of the fuel facility located at the Egan Facility (the qualified truck stop facility fpr video gamiing purposes) and employed by Petro during the full term of this Agreement, and during any extension(s) hereof. Petro shall provide PTI with a certificate of insurance verifying worker=s compensation coverage as required hereinabove.

4.2 Coverage and Limits. Such policy or policies shall be written by an insurance company satisfactory to Petro in accordance with the standards and specifications set forth in this Agreement except where additional coverage=s and higher policy limits may reasonably be specified for all Petro Stopping Centers from time to time by Petro. Any such insurance may, at Petro=s option, be included in or as part of other insurance carried by Petro

4.3 Nonliability and Indemnification of Petro.

(a) Neither Petro, nor its officers, directors, partners, employees, agents or affiliates shall be liable to PTI or any other party for any act or omission to act, including acts or omissions to act constituting negligence, in connection with this Agreement or the transactions contemplated thereby or events occurring in connection therewith, except where any such party shall be guilty of fraud or intentional wrongdoing or misconduct; nor shall any of such parties be liable for any act or omission to act of any employee or agent of the Egan Facility or any contractors engaged in connection with this Agreement and the transactions contemplated hereby. In no event shall Petro, its officers, directors, partners, employees, agents, or affiliates be liable for any special, indirect, consequential or punitive damages arising out of any act or omission to act in connection with this Agreement or the transactions contemplated thereby or events occurring in connection therewith as long as such act is insured.

(b) PTI hereby agrees to indemnify and save and keep harmless Petro and its officers, directors, employees, agents, and affiliates, from and against any and all liabilities, obligations, losses, damages, penalties, fines, punitive damages, amounts in settlement, claims, actions, proceedings, suits, judgments, costs, interest, expenses and disbursements of any kind and nature whatsoever (a “Claim”) that may be imposed on, incurred by or asserted against any such party in any way relating to, resulting from, based upon or arising out of this Agreement or the transactions contemplated hereby or the subject matter hereof or contracts, liabilities and debts incurred in connection herewith, including, without limitation any Claim arising from liability in tort (strict or otherwise) or from the active or passive negligence of any of the foregoing indemnified parties; provided, however, PTI shall not be required to indemnify any such party for any Claim against such party resulting solely from the fraud or intentional wrongdoing or misconduct of such party (unless imputed to such party by reason of any act or omission of PTI, or its officers, directors, employees, agents, and affiliates, whether as agent for such party or otherwise).

Likewise, Petro hereby agrees to indemnify and save and keep harmless PTI and its officers, directors, agents, and affiliates, from and against any and all liabilities, obligations, losses, damages, penalties, fines, punitive damages, amounts in settlement, claims, actions, proceedings, suits, judgments, costs, interest, expenses and disbursements of any kind and nature whatsoever (a “Claim”) that may be imposed on, incurred by or asserted against any such party in any way relating to, resulting from, based upon or arising out of this Agreement or the transactions contemplated hereby or the subject matter hereof or contracts, liabilities and debts incurred in connection herewith, including, without limitation any Claim arising from liability in tort (strict or otherwise) or from the active or passive negligence of any of the foregoing indemnified parties; provided, however, Petro shall not be required to indemnify any such party for any Claim against such party resulting solely from the fraud or intentional wrongdoing or misconduct of such party (unless imputed to such party by reason of any act or omission of Petro, or its officers, directors, employees, agents, and affiliates, whether as agent for such party or otherwise).

4.4 Petro’s Insurance. Petro’s obligation on behalf of PTI to obtain and maintain the foregoing policy or policies of insurance in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Petro on its own account, nor shall Petro’s performance of that obligation relieve PTI of liability under the indemnity provisions set forth in this Agreement.

SECTION 5. GENERAL COVENANTS OF PTI AND PETRO

5.1 Books and Records. The responsibility for the administrative, accounting, record-keeping, financial, tax and related functions of the Egan Facility shall lie with Petro. Petro shall cause to be kept at PTI=s expense, and on behalf of PTI shall supervise and direct the keeping of, full and adequate books of account and such other records reflecting the results of operation of the Egan Facility. Such books and records shall be kept in all material respects in accordance with the accounting method used by Petro but in any event according to generally accepted accounting principles.

5.2 PTI to Fund Operations. In addition to the Gross Revenues deposited into the operating account described in Section 1.9, PTI agrees to provide all amounts required, or otherwise, for the uninterrupted and efficient operation and maintenance of the Egan Facility pursuant to this Agreement and funding of all expenditures authorized by this Agreement, or otherwise, in connection with such operations. Petro shall in no event be required to advance any of its own funds for the operation of the Egan Facility, nor to incur any liability in connection herewith, except for Petro=s obligations to provide the management services as set forth hereunder.

5.3 PTI’s Right of Inspection and Review. Petro shall accord to PTI, its accountants, attorneys and agents, the right to enter upon any part of the Egan Facility at any time during the term of this Agreement for the purpose of examining or inspecting the same or examining or making extracts of books and records of the Egan Facility or for any other purpose which PTI, in its discretion, shall deem necessary or advisable.

SECTION 6. TRADEMARKS AND SERVICE MARKS

6.1. Use of Trademarks and Service Marks During Term of This Agreement. The trademarks and service marks (the “Proprietary Marks”) of Petro may be used in connection with the operation of the Egan Facility. It is expressly agreed that PTI or any other party hereto, will not, by virtue of the operations under this Agreement, acquire any right to any Proprietary Marks of Petro. PTI agrees to cooperate with Petro by all reasonable means in the protection of Petro=s Proprietary Marks.

SECTION 7. ASSIGNMENT

7.1 Assignment by Petro. Petro, without the consent of PTI, shall have the right to assign this Agreement to any successor or assignee of Petro which may result from any merger, consolidation or reorganization of Petro with or into any affiliate of Petro or to any corporation, entity, or firm, fifty-one percent (51%) or more of whose stock or control is owned directly or indirectly by Petro. Upon execution of any such assignment, notice thereof in the form of a duplicate original of such assignment shall be delivered immediately to PTI. Except as provided above, Petro shall not assign this Agreement without the prior written consent of PTI. Any consent granted by PTI to any such assignment shall not be deemed a waiver of the covenant contained in this Agreement against subsequent assignment. For purposes of this paragraph, the term “affiliate of Petro” means any entity or person fifty one percent (51%) or more of whose ownership or voting control is directly or indirectly owned by Petro.

7.2 Assignment by PTI. PTI shall not assign this Agreement, or any interest therein, without the prior written consent of Petro, which consent shall not be unreasonably withheld.

SECTION 8. TERMINATION

8.1 Termination by Petro. Petro may terminate this Agreement by giving written notice to PTI, if PTI shall (i) breach the terms of this Agreement, or (ii) fail to keep, observe or perform any other material covenant, agreement, term or provision of any note, lien, or mortgage on the Egan Facility, and such default shall continue for a period of one hundred twenty (120) days after written notice of such failure by Petro to PTI, or if such default cannot be cured within one hundred twenty (120) days, then such additional period as shall be reasonable, provided that PTI has initiated action to cure such default within such 120-day period, and PTI proceeds with diligent efforts to complete the cure of such default within such additional reasonable period of time, failing which this Agreement shall then terminate.

8.2 Termination by PTI. PTI may terminate this Agreement by giving written notice to Petro, if Petro shall (i) breach the terms of this Agreement, or (ii) fail to keep, observe or perform any other material covenant, agreement, term or provision of any note, lien, or mortgage on the Egan Facility; and such default shall continue for a period of sixty (60) days after written notice of such failure by PTI to Petro, or if such default cannot be cured within sixty (60) days, then such additional period as shall be reasonable, provided that Petro has initiated action to cure such default within such 60-day period, and Petro proceeds with diligent efforts to complete the cure of such default within such additional reasonable period of time, failing which this Agreement shall then terminate.

8.3 Effect of Termination or Expiration. Upon expiration of the term of this Agreement or its termination pursuant to its terms and conditions, this Agreement, and the rights and obligations of the parties hereunder, shall cease and be of no further force or effect except all covenants herein contained of a continuing nature shall survive the expiration or termination of this Agreement and continue in full force and effect, including, without limitation, the indemnification and nonliability provisions of Section 4, the arbitration provisions of Section 9.7, the agreement regarding costs to enforce this Agreement set forth in Section 9.12, and all obligations of PTI hereunder to pay Petro any accrued but unpaid Management Fees as described in Section 3.1 and to reimburse Petro for out-of-pocket costs and expenses as described in Section 3.2. Notwithstanding the foregoing provisions of this Section 8.3, termination by a party shall not affect the rights or remedies of the terminating party against the non-terminating party for any breaches, defaults or violations which shall have accrued or arisen before termination.

SECTION 9. MISCELLANEOUS

9.1 Waivers and Amendments. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party granting the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. This Agreement cannot be amended or modified except by another agreement in writing signed by PTI and Petro.

9.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, arrangements or understandings between the parties with respect thereto.

9.3 Headings. The descriptive headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the choice of law principles thereof).

9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

9.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to PTI:

Petro Truckstops, Inc.

6080 Surety Drive

El Paso, Texas 79905

Attention: Mr. Jim Cardwell

Telecopy No.: (915) 774-7373

If to Petro:

Petro Stopping Centers, L.P.

6080 Surety Drive

El Paso, Texas 79905

Attn: In-House Counsel

Telecopy No.: (915) 774-7366

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is received), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

9.7 Arbitration. Any controversy, dispute or question arising out of, in connection with, or in relation to this Agreement or its interpretation, performance or nonperformance, or any breach thereof, shall be determined by arbitration in El Paso, Texas, in accordance with the then existing commercial arbitration rules of the American Arbitration Association and its supplementary procedures for larger, complex commercial disputes. PTI and Petro shall each select one arbitrator, and the two arbitrators shall select a third. Any decision rendered shall be binding upon the parties and judgment upon any award, which includes an award of damages, may be entered in any court having jurisdiction. Each party to the arbitation shall bear its own costs and attorneys fees, plus one-half of the arbitration fees and expenses, except that the arbitrators may award such costs, including attorneys fees, as part of their judgment or determination as per Section 9.12 below. Nothing contained herein shall in any way deprive either party of its right to obtain injunctive or other equitable relief as set forth below.

9.8 Equitable Relief. Nothing herein contained shall bar either party’s right to obtain injunctive relief against threatened conduct that will cause it loss or damage, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

9.9 Severability. Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms and/or provisions shall be deemed not to be a part of this Agreement.

9.10 Remedies Non-Exclusive. Except for the agreement to arbitrate disputes, no right or remedy conferred upon or reserved to either party by this Agreement, including the right of termination, is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

9.11 No Third Party Beneficiaries. None of the terms, covenants or conditions contained in this Agreement are intended to benefit any person who is not a party to this Agreement.

9.12 Costs. Should either party to this Agreement institute arbitration or other legal action for the enforcement of any provision of this Agreement or for the breach of this Agreement, the prevailing party in said action shall be entitled to, in addition to any other remedies, reasonable attorney’s fees and costs.

9.13 Joint Preparation. This Agreement shall be deemed to have been jointly prepared by PTI and Petro, and no ambiguity herein shall be construed against any party based on the identity of the author of this Agreement or any portion thereof.

9.14 Construction. All reference herein in the singular shall be construed to include the plural where applicable, and the masculine to include the feminine and neuter genders. All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

9.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

9.16 Waiver of Punitive Damages and Jury Trial. Each party hereby waives, to the fullest extent permitted by law, any right or claim for any punitive or exemplary damages against the other party and agrees that in the event of a dispute between the parties hereto, each party shall be limited to the recovery of actual damages sustained by it. Each party irrevocably waives trial by jury on any action, proceeding or counterclaim, whether at law or equity, brought by either party.

This document, in whole or in part, may not be recorded in the conveyance or mortgage records of the Parish of the location of the Egan Facility.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PETRO TRUCKSTOPS, INC.

By:	/S/ J. A. Cardwell, Jr.
J. A. Cardwell, Jr., President

PETRO STOPPING CENTERS, L.P.

By:	/S/ Edward Escudero
Edward Escudero, Chief Financial Officer

EXHIBIT A

Description of the Egan Facility

That certain tract or parcel of ground containing 21.894 acres, located in Sections 27 & 34, T9S-R1W, Acadia Parish, Louisiana and being more particularly described as follows:

Beginning at a point which is the Southwestern corner of said Section 27, said point being on the centerline of the La. Hwy. 91 right of way; Thence N 89E48’23” East 63.66 feet to a point for corner. Said corner being on the Southerly right of way of I-10; Thence with said Southerly right of way of I-10 North 00E14’57” West 250.00 feet. North 44E45’03” East 49.50 feet. Along a curve to the left for a distance of 230.14 feet (radius = 220.0’), North 29E45’03” East 120.00 feet; North 74E45’03” East 14.14 feet; Along a curve to the right for a distance of 226.63 feet (Radius = 145.0’), North 29E45’03” East 386.40 feet and North 53E11’20” East 191.42 feet to a point for corner; Thence South 00E39’56” West 1095.00 feet to a point for corner, said point being in the center of a drainage canal; Thence with said canal centerline South 55E46’12” West 347.59 feet, South 42E07’58” West 469.00 feet, South 26E48’58” West 75.00 feet, South 20E14’57” West 311.00 feet, South 28E13’58” West 226.90 feet and South 72E33’59” West 41.30 feet to a point for corner; Said point being on the centerline of the La. Hwy. 91 right of way; Thence with said La Hwy. 91 right of way North 00E01’57” East 1200.50 feet to the Point of Beginning.